B.C. Branch
The Canadian Bar Association

                               PREFERRED SUPPLIER
                                    AGREEMENT

MEMORANDUM OF AGREEMENT, dated March 15, 1999.

BETWEEN:

                               CyPost Corporation
                having an office at Suite 101-260 West Esplanade
                    North Vancouver, British Columbia V7M 3G7

                                     hereinafter referred to as "Supplier"

                                    - and -

                    The Canadian Bar Association, B.C. Branch
               having an office at 10th Floor, 845 Cambie Street,
                      Vancouver, British Columbia, V6B 5T3

                                    hereinafter referred to as "CBABC"

WHEREAS CyPost Corporation (The "Supplier") is desirous of receiving the approval of the CBA, BC Branch, ("CBABC") as a preferred supplier and recommended vendor Navaho Lock and Navaho ZipSafe (software program designed to meet the growing needs of insuring safe, secure and private correspondence when sending e-mail and attachments over the Internet) to CBABC Mernbers;

AND WHEREAS having reviewed the product and services offered by the Supplier, and having agreed on preferential discounts to be provided by the Supplier, CBABC is prepared to grant its preferred supplier status to the Supplier;

 NOW THEREFORE this Agreement witnesseth that, in consideration of the mutual covenants contained in this Agreement and after good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the parties agree as follows:

1. TERM

1.1 The term (the "Term") of this Agreement will be for one year, commencing on the date this Agreement is signed by CBABC.

1.2 Notwithstanding paragraph 1.1, either party may terminate this Agreement by giving to the

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      other party 90 days' written notice of termination.

1.3 Either party may terminate this Agreement by giving written notice of termination in the event of any default under this Agreement by the other party that is not remedied within 30 days of receipt of written notice of the default.

      2. THE PROGRAM

2.1 On execution of this Agreement by CBABC, the Supplier will, during the Term, offer CBABC members a minimum discount of 25% from the prevailing retail price of Navaho Personal Edition and Navaho ZipSafe. In addition the Supplier is committed to structuring multiple-seat licensing arrangements for the legal community at or below any agreement that maybe entered into with any other organization and/or corporation during the fiscal year of 1999.

2.2 In addition to the "in House" implementation of the Supplier's software, CBABC members may also purchase additional licenses for the purpose of distribution to their clientele. These purchases may be structured on a deferred inventory basis, i.e. Individual firm would be allocated 1 00 CD's and be asked to submit a usage report on a monthly or quarterly basis. These purchases will of course be at the preferred discount rate, as outlined above.

2.3 CBABC will not, during the Term, offer a program of similar or directly competitive nature, subject to any programs already in place.

3. PREFERRED SUPPLIER STATUS

3.1   CBABC hereby approves the Supplier as a preferred supplier, and as such:

      a) authorises the Supplier to represent that it is a preferred supplier to CBABC rnembers, approved by CBABC;

      b) will promote the Supplier to Members during the Term;

      c) will permit the Supplier to use trademarks or logos of CBABC, in any marketing or promotion initiative of the Supplier relating to the Program, subject to prior CBABC written approval, which approval is in the sole discretion of CBABC through its Executive Director or designate.

4. PROMOTION BY SUPPLIER

4.1 CBABC agrees to provide advertising space within it's various 1999 publications and to provide mailing labels for marketing purposes and in return the Supplier will provide CBABC with 250 each of Navaho Lock and Navaho ZipSafe licenses for the purpose of distribution to various members throughout the Province of British Columbia.

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4.2   The Supplier agrees that any advertising and promotional material will be in English and will be, at the request of CBABC, in combined or separate English and French versions, and will be submitted before use to OBABC for its review and written approval, which approval is in the sole discretion of CBABC, through its Executive Director or designate.

5. REMUNERATION

5.1 In consideration of the granting of preferred supplier status, the Supplier will pay to CBABC, 20% of the billing amount from CBABC members for licenses sold to the legal community in the Province of British Columbia.

5.2 The Supplier will make available quarterly management accounts to CBABC to verify the fee payable. CBABC will have the right to inspect the Supplier's books and accounts as they relate to this Agreement, to request a copy of the audited annual financial statements of the Supplier and/or to perform audits to confirm compliance with this Agreement.

6. MAILING LISTS

6.1 The Supplier acknowledges that this Agreement does not contemplate that the Supplier will receive access to CBABC mailing labels. If such access is given, the Supplier agrees that the mailing labels, and all rights and interests in the mailing labels, will in all circumstances remain the property of CBABC.

6.2 The Supplier will only use such rnailing labels: a) with the express written permission of the Executive Director, or designate, which permission may be withheld in that person's sole discretion; b) for mailings pursuant to the Program; or c) to provide information to the Supplier staff or sales representatives about the recipients of a mailout to CBABC members in the territory or region of the staff member or sales representative.

6.3 The Supplier acknowledges that CBABC mailing labels are confidential, and agrees that such mailing labels, when utilized, will be held in strict confidence and will not be disclosed to third parties.

7. REPORTS


7.1 The Supplier agrees, upon the request of CBABC, to provide CBABC with a report respecting:

      a) the number of agreements entered into between the Supplier and Members and the volume of use of the products or services in the Program by Members;

      b) a geographic and quarterly breakdown of such sales contracts and volumes;

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      c) the total value of sales for any period specified by CBABC.

8. REPRESENTATIONS AND WARRANTIES

8.1 The Supplier agrees to advise its staff members and sales representatives that they may not make representations that the products or services offered in the Program are endorsed as to value or suitability by CBABC, and the Supplier will make no such representations in its advertising.

9. RELATION OF PARTIES

9.1 The Supplier and CBABC acknowledge that CBABC is not a guarantor of any contract executed between a member of CBABC and the Supplier. This Agreement will not constitute a joint venture between the parties nor will it authorise a party to act as an agent or representative of the other party. Each party undertakes not to make representations and not to incur any liabilities of any nature for or on behalf of the other party.

10. COMPLAINTS

10.1 The Supplier acknowledges and agrees that effective and responsive customer service is essential to the success of the program. The Supplier agrees to designate a Supplier staff member who will ensure that the requests or complaints of CBABC members are responded to in a courteous manner and on a timely basis. The Supplier will keep a record of such complaints and will make the record available to CBABC upon request.

11. NOTICES

11.1 Notice given by one party to the other pursuant to this Agreement will be made in writing and will be delivered by hand, by fax or by registered mail, to the following persons at the following addresses:

      B.C. BRANCH, CANADIAN BAR ASSOCIATION
      1Oth Floor, 845 Cambie Street Vancouver, B.C., V6B 5T3
      Attention: Barry Cavanaugh, Executive Director
      Telephone: (604) 687-3404    Fax: (604) 669-9601

      CyPost Corporation
      Suite 101-260 West Esplanade North Vancouver, BC V7M 3G7
      Attention: Steven Berry
      Telephone: (604) 904-4-422 Fax: (604) 904-4433

Notice given by hand or fax is deerned to be delivered on the day the notice is hand delivered or the day after it is sent by fax. A notice given by registered mail will be deemed to be delivered on the fifth day after posting of the notice.

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12. ENUREMENT

12.1 This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assignees of the parties.

13. CONSENT

13.1 This Agreement may be amended, in writing, only with the mutual consent of the parties, and no amendment will be effective unless in writing, signed by both parties.

14. GOVERNING LAW

14.1 This Agreement is subject to and will be interpreted and construed in accordance with the laws of British Columbia.

15. ASSIGNMENT

15.1  This Agreement may not be assigned by the Supplier.

IN WITNESS WHEREOF the parties have executed this Agreement on the date(s), and at the place(s) indicated below:

DATED AT Vancouver, British Columbia this 15th day of March, 1999.


                              CANADIAN  BAR  ASSOCIATION,  B.C. Branch

                              per: /s/ Barry Cavanaugh
                                   -------------------
                                    Barry Cavanaugh, Executive Director

                              CyPost Corporation

                              per: /s/ Steven Berry
                                   -------------------
                              Steven Berry, C.E.O, C.O.O.